SECOND AMENDMENT TO LEASE

            This Second Amendment to Lease ("Agreement") is made and entered into as of December 1, 2003, by and between Glenborough Fund IX, LLC, a Delaware limited liability company, ("Landlord") and NVE Corporation, a Minnesota corporation ("Tenant").

                                R E C I T A L S
            This Agreement is made with reference to the following facts and objectives:
      A. By Lease and Addendum to Lease by and between Glenborough Properties, L.P., a California limited partnership, ("GPLP") and Nonvolatile Electronics, Inc., a Minnesota corporation, dated as of October 1, 1998, (together, the "Lease") Tenant leased the Premises depicted in Exhibit "A" to the Lease, demised in Section 1. of the Lease, and described in Sections 1., 2.13., and 2.14. as Suites 11405, 11409,11411, and 11415 deemed to contain approximately 21,362 square feet of Usable Area located at 11405-11415 Valley View Road, Eden Prairie, Minnesota, in the Project known as Bryant Lake Business Center - Phase III. The actual mailing address for the Premises is 11409 Valley View Road, Eden Prairie, Minnesota.
      B. Landlord has succeeded to the interests of GPLP in the Lease and in the Premises. Tenant has succeeded to the interests and obligations of Nonvolatile Electronics, Inc., in the Lease and in the Premises, by way of corporate merger.
      C. Landlord and Tenant desire to extend the Term, and to otherwise modify and amend the Lease, on and subject to the terms, covenants, and conditions set forth below.
            NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

                                 A G R E E M E N T

      1. Effective immediately, Section 2.5. of the Lease is modified and amended to set forth a new Expiration Date of December 31, 2008.
      2. Effective immediately, Sections 2.2. and 2.9. of the Lease shall be modified and amended to add the following schedule of Monthly Installments of Base Rent to the existing schedules:

  January 1, 2007,      through      December 31, 2007,      $10,243.35 / month
  January 1, 2008,      through      December 31, 2008,      $10,550.65 / month

      3. Tenant desires to construct a "clean room" in its Premises and to perform certain other work to be determined later, and Landlord has consented, on and subject to the following provisions:
            Landlord shall provide an allowance (the "Allowance") in an amount not to exceed the lesser of $50,000.00, or Tenant's actual construction costs, for construction of its clean room and other improvements in its Premises (such work, hereafter, the "Leasehold Improvements"), as incurred prior to December 31, 2004. Landlord shall disburse the Allowance to Tenant, prior to completion of such work, in the form of four (4) quarterly payments of $12,500.00 each commencing March 31, 2004. Within not more than sixty (60) days after December 31, 2004, Tenant shall provide third-party invoices for all portions Leasehold Improvements work performed prior to December 31, 2004, detailing the dates on which such work was performed. Tenant understands and agrees that the Allowance shall only be available for those portions of the Leasehold Improvements performed prior to December 31, 2004, and Tenant shall return any portion of the Allowance not applicable to Leasehold Improvements performed prior to such date. Reimbursable categories of expense shall include design work; permitting costs; plan check fees, engineering costs; generic HVAC upgrades, if required;

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clean-room specific HVAC upgrades as required; clean-room specific door, window, ceiling, and floor modifications; cabling costs; and actual construction costs. Non-reimbursable categories of expenses shall include furniture, equipment, and other personal property costs.
            Tenant may commence construction of the Leasehold Improvements at any time after the date of this Agreement or execution by Landlord, whichever is later.
            Once commenced, Tenant shall diligently complete the Leasehold Improvements, to minimize disruption in the Building, and shall secure a guarantee of the Leasehold Improvements of not less than one (1) year. Landlord shall reimburse Tenant for allowable costs of the Leasehold Improvements out of the Allowance once construction is completed, as detailed above.
            Construction of the Leasehold Improvement shall also be subject to the following general conditions:
(a) The Leasehold Improvements shall be installed and/or constructed by or under the direction of Tenant but be subject to Landlord's ongoing review and approval. Tenant shall promptly and diligently install and/or construct the Leasehold Improvements and the specifications for the Leasehold Improvements shall be at least Building Standard, or the quality of the pre-existing improvements in the Premises, except where waived in writing by Landlord.

(b) If Tenant elects to perform work that requires any building permit or involves relocating walls or doors, then Tenant shall provide Landlord with copies of a preliminary space plan and specifications (collectively, the "Space Plan") and, after Landlord has approved or made changes to the Space Plan, with final construction drawings and specifications (collectively, the "Construction Drawings") detailing such work for Landlord's review and approval. No Space Plan or Construction Drawings shall be required for carpet, paint, and updating lighting and other fixtures. Tenant shall obtain all required building permits at its own cost (but subject to subsequent reimbursement out of the Allowance) and shall provide Landlord with copies. Landlord shall reasonably and promptly sign any building permit applications where the owner's signature is required, provided that Tenant hereby agrees to protect, defend, and indemnify Landlord from any liabilities arising there from.

(c) Tenant's general contractor ("General Contractor") and all subcontractors shall be subject to the reasonable approval of Landlord and, at request of Landlord if generally required for work in the Building, shall employ only union workers. General Contractor and all subcontractors shall be licensed and qualified to do business in the State of Minnesota.

(d) Tenant's General Contractor shall provide Landlord with Certificates of
    Insurance: (i) naming Landlord, its property manager, and any other parties designated by Landlord, as additional insureds, as their respective interests may appear; (ii) evidencing general liability, owner's and contractor's protective ("OCP") liability, and property damage insurance with respect to the work of Leasehold Improvements of at least One Million Dollars ($1,000,000.00) combined single limit for bodily injury, death and property damage liability or such other limits that seem appropriate to the scope of the work and financial capacity of the contractor; and (iii) evidencing Workers' Compensation insurance in compliance with State law. The preceding insurance is in addition to Tenant's insurance obligations under the Lease.

(e) Landlord reserves the right to enter the Premises (i) to post such notices, including, without limitation, notices of non-responsibility for mechanics' liens, as Landlord deems necessary, and (ii) to inspect the progress and quality of the Leasehold Improvements.

(f) Tenant shall take all reasonable steps necessary to ensure that the Leasehold Improvements shall be installed and/or constructed in a manner that will not interfere with the quiet enjoyment of other tenants and of guests entering the lobby including, without limitation, complying with Landlord's existing rules and regulations, if any, for contractors and/or for construction work in the Building and with any separate or additional reasonable directives of Landlord. Tenant shall ensure that the work area is kept clean and that construction material does not block any corridor, hallway, walkway, driveway, or other passageway commonly used by other tenants or by maintenance personnel. Tenant shall bring construction materials to the Premises in the manner, and during time periods, specified by Landlord to minimize impact on other tenants, on Building guests, and on the Building. Tenant shall be responsible for all clean-up and disposal of waste, which shall not be disposed of, other than in minor quantities

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    consistent with normal Premises usage, in Building trash containers.

(g) Tenant shall diligently commence and pursue the Leasehold Improvements to completion in accordance with the requirements of this Section and shall be solely responsible for any delays in completion. Upon substantial completion of the Leasehold Improvements, Landlord, Tenant, any space planner or architect, and General Contractor shall walk the Premises together and either agree the Leasehold Improvements are complete or agree upon a list of minor corrective and finish items ("punch list" items) remaining to be done. In addition, not later than ninety (90) days after substantial completion, Tenant shall obtain, and provide Landlord with, any applicable certificate of occupancy or other evidence of final approvals from appropriate municipal authorities, if available, with copies of invoices for the Leasehold Improvements indicating payment in full, and with final, unconditional mechanics' lien releases. Tenant shall diligently pursue correction and/or completion of any outstanding punch list items and, at the request of Landlord, shall certify upon their completion that the Leasehold Improvements have been completed according to "as-built" plans and specifications, providing Landlord with one complete set of such "as-built" plans and specifications for any Leasehold Improvements requiring a building permit, in CD-ROM format if requested by Landlord.

(h) Landlord understands and agrees that the Leasehold Improvements may not be completed prior to December 31, 2004. Tenant understands and agrees that the Allowance is only applicable to work prior to such date.

(i) Landlord shall not be liable to Tenant for any noncompliance of the Leasehold Improvements with building codes or other laws or regulations notwithstanding Landlord's review and approval of the Space Plan and Construction Drawings and any inspection and approval of the Leasehold Improvements. Tenant shall be solely responsible for complying with all laws and regulations including, without limitation, the American's with Disabilities Act and with any energy conserving laws or requirements; but Landlord shall be responsible for path of travel to the Premises, unless Tenant has relocated entry doors.

      4. All other terms, covenants, and conditions of the Lease, shall remain in full force and effect.

            This Agreement modifies and amends the Lease. To the extent there are any inconsistencies between this Agreement and the Lease, the terms, covenants, and conditions of this Agreement shall govern. Capitalized terms not defined herein are defined in the Lease.

            IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

LANDLORD:
GLENBOROUGH FUND IX, LLC,
a Delaware limited liability company

By:   GRT IX, Inc.,
      a Delaware corporation
      Its Managing Member

            By: /s/ Michael A. Steele
                ---------------------
                  Its Executive Vice President
                      ------------------------


TENANT:
NVE CORPORATION,
a Minnesota corporation

By:  /s/ Daniel A. Baker
     -------------------
            Its President and CEO
                -----------------
By:
     -------------------
            Its
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